Exhibit 99.1

ILG REPORTS THIRD QUARTER 2017 RESULTS

Miami, FL, November 7, 2017 — ILG (Nasdaq: ILG) today announced results for the third quarter ended September 30, 2017.

“The magnitude and back-to-back timing of the recent hurricanes were indeed a test to our operations. However, I could not be more proud of the response from the entire ILG family, from the tireless work by the teams at the impacted resorts, to the outpouring of donations from associates across the globe,” said Craig M. Nash, chairman, president, and CEO of ILG. “Although these unforeseen events negatively impact our results in the short term, we are well-positioned to continue to execute on our strategic plan. Despite the hurricanes, we delivered strong growth in the quarter. Consolidated revenue and adjusted EBITDA were up 7% and 9% respectively, largely driven by a 9% increase in consolidated timeshare contract sales.”

THIRD QUARTER HIGHLIGHTS

•                  Consolidated revenue increased 7% to $446 million

•                  Consolidated timeshare contract sales were higher by $10 million, or 9%

•                  Net income attributable to common stockholders was $29 million

•                  Earnings before income taxes and noncontrolling interests was $47 million, an increase of $17 million, or 57%

•                  Adjusted net income* was $35 million

•                  Diluted EPS was $0.23 and adjusted diluted EPS* was $0.28

•                  Adjusted EBITDA* was $87 million, an increase of $7 million, or 9%

•                  Excluding the estimated impact of the hurricanes, our results would have been the following:

•                  Consolidated revenue of $451 million, an increase of $33 million, or 8%

•                  Consolidated timeshare contract sales of $121 million, up $14 million, or 13%

•                  Net income attributable to common stockholders and adjusted net income of $33 million and $37 million, respectively

•                  Adjusted EBITDA of $90 million, up $10 million, or 13%

•                  Diluted EPS and adjusted diluted EPS of $0.26 and $0.30, respectively

•                  After $179 million of inventory spend, net cash from operating activities for the nine months was $158 million

•                  Free cash flow* was $249 million

•                  We issued $325 million asset-backed notes in a securitization

•                  ILG paid $56 million in dividends and repurchased 1.1 million shares for approximately $28 million, returning a total of $84 million to shareholders in the nine months ended September 30, 2017

* “Adjusted net income”, “Adjusted diluted EPS”, “Adjusted EBITDA” and “Free Cash Flow” are non-GAAP measures as defined by the U.S. Securities and Exchange Commission (the “SEC”). Please see “Presentation of Financial

Information,” “Glossary of Terms” and “Reconciliations of Non-GAAP Measures” below for an explanation of non-GAAP measures used throughout this release.

Hurricane Impact

In September 2017, Hurricanes Irma and Maria affected several Vistana and HVO resorts and sales centers, as well as nearly 300 properties within the Interval Network or managed by VRI or Aqua-Aston Hospitality. In particular, resorts in Florida, the U.S. Virgin Islands, St. Maarten, and Puerto Rico were in the path of these storms. Many of the resorts were only affected for a short period; however, The Westin St. John Resort Villas in the U.S. Virgin Islands and Hyatt Residence Club Dorado, Hacienda del Mar, in Puerto Rico remain closed, as do many Interval Network properties on the hardest-hit islands. Three Hyatt Residence Club resorts and our HVO sales center located in Key West were closed for several weeks but re-opened in late October. ILG continues to evaluate the projected reopening of our St. John and Puerto Rico resorts. Additionally, in late August The Westin Los Cabos Resort Villas & Spa sustained some damage due to Tropical Storm Lidia and operations at the Hyatt Residence Club San Antonio were negatively impacted by Hurricane Harvey.

In response to the devastating losses caused by the hurricanes, we created the ILG Relief Fund, a non-profit corporation, for the purpose of providing need-based financial grants to help ensure safe living conditions for associates after a natural or civic disaster, a large-scale act of displacement, a community crisis, or other unexpected event. The fund consists of $500,000 from ILG, plus contributions from our associates, owners and partners.

The company estimates the following impact from the hurricanes in the third quarter:

Third Quarter 2017 Impact	Reported	Hurricane impact	Ex-hurricane
	(Dollars in millions, except per share data)
Consolidated revenues	446	5	451
Consolidated timeshare contract sales	117	4	121
Net income attributable to common stockholders	29	4	33
Adjusted net income	35	2	37
Adjusted EBITDA	87	3	90
Diluted EPS	0.23	0.03	0.26
Adjusted diluted EPS	0.28	0.02	0.30

Third quarter consolidated operating results

Consolidated revenue was $446 million up 7% over the prior year. Excluding the estimated impact of the hurricanes, consolidated revenue was up 8% to $451 million.

Excluding cost reimbursements, consolidated revenue increased by $25 million to $355 million primarily due to higher sales of vacation ownership products.

Net income attributable to common stockholders was $29 million. Excluding the estimated impact of the hurricanes, net income would have been $33 million, 3% higher than the prior year.

The prior year was positively impacted by the non-taxable gain on the purchase recorded in that year in connection with the Vistana acquisition. This non-cash gain was not subject to tax and caused our effective tax rate to decrease to 16% for the third quarter of 2016. As a result, the reported year-over-year comparisons of non-operating items do not adequately reflect the relative performance for the quarter. To make the information more comparable, we have included selected information calculated using a normalized effective tax rate of 35% for the third quarter of 2016.

Adjusted net income was $35 million and excluding the estimated impact of the hurricanes would have been $37 million, compared to $49 million in 2016. Using a normalized tax rate for 2016, adjusted net income would have been $31 million dollars in the comparable period.

Diluted earnings per share (EPS) was $0.23 compared to $0.25, primarily reflecting the favorable tax impact in 2016 resulting from the gain on purchase.

Adjusted diluted EPS was $0.28, and adjusted for the hurricanes would have been $0.30, compared to $0.39 in 2016. Using a normalized tax rate for 2016, adjusted diluted EPS would have been $0.24 in the comparable period.

Adjusted EBITDA increased by $7 million, or 9%, to $87 million. Excluding the estimated impact of the hurricane, adjusted EBITDA was up 13%, to $90 million.

Business segment results

Vacation Ownership

Despite the impact of the hurricanes, Vacation Ownership segment revenue, excluding cost reimbursements, increased $24 million, or 12%, driven primarily by $22 million of higher sales of vacation ownership products. The latter was due primarily to higher consolidated timeshare contract sales largely attributable to a 9% increase in tour flow, driven by our recently-opened sales centers in Maui and Los Cabos, as well as a 3% increase in average transaction price due to sales mix, driven particularly by sales of The Westin Nanea. Vacation ownership sales also benefitted from the application of percentage of completion accounting upon the receipt of certificates of occupancy for The Westin St. John in the third quarter, as well as higher GAAP reportability of recognized sales compared to last year.

Overall cost of sales, excluding cost reimbursements, in the quarter was relatively consistent with the prior year. However, the quarter’s results reflect the following activity:

•                  A decrease in cost of sales of vacation ownership products, driven by a favorable $9 million product cost true-up from the realization of development cost savings related to The Westin Nanea Ocean Villas. Cost of sales also reflects a change in presentation, in 2017, of certain HVO expenses to cost of rental and ancillary services as part of our continued integration of that business with Vistana from a financial reporting perspective;

•                  An increase in cost of rental and ancillary services as a result of the aforementioned change in presentation, as well as incremental costs associated with the newly-opened Westin Nanea Ocean Villas and Westin Los Cabos Resort Villas and Spa;

•                  An increase in cost of consumer financing primarily driven by a full quarter of interest expense pertaining to the term securitization transaction issued on September 20, 2016, as well as higher credit card fees in the quarter.

Gross margin for this segment, excluding cost reimbursements, increased 524 basis points to 60% in the quarter.

Vacation Ownership segment operating income was higher by $11 million compared to the prior year, driven by higher sales of vacation ownership products, together with lower associated cost of sales largely as a result of the product cost true-up described above. These favorable items were partly offset by hurricane-related charges and expenses such as to a net $4 million inventory impairment charge related to The Westin St. John, as well as our contribution to the ILG Relief Fund.

Adjusted EBITDA for the segment increased by $10 million, or 30%, to $43 million.

Exchange and Rental

Exchange and Rental segment revenue was $151 million, in-line with the prior year. Slight increases in club rental revenues, membership and ancillary, were offset by modest decreases in rental management revenues and other revenues.

Total Interval Network active members and average revenue per member at quarter end were relatively consistent with the prior year at 1.8 million and $46.47, respectively.

Gross margin for the Exchange and Rental segment in the period, excluding cost reimbursements, decreased 291 basis points to 66% when compared to the prior year, driven by an increase of $4 million in cost of sales of rental and ancillary services largely attributable incremental costs associated with the two resorts opened earlier this year. Operating income for the segment was $32 million, $4 million lower than the prior year, reflecting these higher costs.

Exchange and Rental adjusted EBITDA was $44 million.

CAPITAL RESOURCES AND LIQUIDITY

As of September 30, 2017, cash and cash equivalents totaled $211 million, compared to $126 million on December 31, 2016.

The principal amount outstanding of long-term corporate debt as of September 30, 2017 was $521 million consisting of $350 million 5.625% Senior Notes and $171 million drawn under our revolving credit facility.  ILG had $415 million available on its revolving credit facility, net of outstanding letters of credit as of September 30, 2017. The revolver may be increased by $100 million under certain conditions.

Net cash provided by operating activities, which includes $179 million of inventory spend, was $158 million compared to $74 million in 2016. The inventory spend was primarily associated with investments in ongoing development activities at The Westin Nanea Ocean Villas, Sheraton Steamboat Resort Villas, The Westin Desert Willow Villas and the Hyatt Residence Club San Antonio. Excluding inventory spend, net cash provided by operating activities would have been $337 million.

Net cash used in investment activities was $79 million reflecting capital expenditures related to investments in sales galleries and other resort operation assets, as well as IT initiatives.

On September 22, 2017, we completed a term securitization transaction involving the issuance of $325 million of asset backed notes. The notes are backed by vacation ownership loans from both Vistana Signature Experiences and Hyatt Vacation Ownership and have an overall weighted average coupon of 2.43%. The advance rate for this transaction was approximately 97%. Of the $325 million in proceeds from the transaction, $65 million is being held in escrow to purchase additional vacation ownership loans, including the redemption of the outstanding balance on Vistana’s 2011 securitization or, if not used for said purpose, returned to the investors. The remainder was used to pay transaction expenses, fund required reserves, pay down a portion of the borrowings outstanding under our $600 million revolving credit facility and for general corporate purposes.

Net cash provided by financing activities was $2 million, reflecting net amounts received from the $325 million securitization, largely offset by use of securitization proceeds, payments on securitized debt, cash dividend payments and stock repurchases.

Free cash flow (defined below) for the nine months ended September 30, 2017 was $249 million compared to $345 million in 2016. This primarily reflects higher repayments related to the September 2016 securitization, lower net proceeds from the 2017 securitization, higher inventory spend and capital expenditures, partly offset by higher cash provided by operating activities.

Dividends and stock repurchases

In the first nine months of 2017, ILG paid $56 million, or $0.45 cents per share in dividends. In November 2017, our Board of Directors declared a $0.15 per share dividend payable December 19, 2017 to shareholders of record on December 5, 2017.

In the third quarter we repurchased 950,000 shares for $25 million dollars, or an average share price of $26.19. In the first nine months we repurchased a total of 1.1 million shares, for $28 million dollars.

BUSINESS OUTLOOK AND GUIDANCE

Prior to the hurricanes, we were on-track to meet our goals for the full year 2017. However, we are updating our outlook to reflect their estimated impact on the third and fourth quarters, detailed below.

Full Year 2017 Impact	Third quarter	Fourth quarter	Full year
	(Dollars in millions)
Consolidated revenues	5	15	20
Adjusted EBITDA	3	7	10
Consolidated timeshare contract sales	4	11	15

The table below compares our current guidance with our previous guidance. See the 2017 Outlook table for reconciliations of the non-GAAP financial measures in our full year 2017 guidance to the following expected GAAP results:

	Current		Prior
	Low	High	Low	High
	(Dollars in millions)
Net income attributable to common stockholders	129	136	137	150
Net cash provided by operating activities	57	72	70	90

Consolidated revenues	1,710	1,835	1,730	1,855
Adjusted EBITDA	340	350	345	365
Free cash flow	102	132	110	140

Consolidated timeshare contract sales growth	8%	10%	10%	15%

* Includes an estimated $340 to $365 million of cost reimbursements in both Current and Prior guidance

In 2017 we expect our effective tax rate to be approximately 36%, absent the impact of any subsequent discrete items or other items that may cause volatility in the rate.

PRESENTATION OF FINANCIAL INFORMATION

ILG management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA, adjusted EBITDA, adjusted net income, adjusted basic and diluted EPS, free cash flow and constant currency, serves to enhance the understanding of ILG’s performance. These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance and liquidity prepared in accordance with generally accepted accounting principles (GAAP). In addition, adjusted EBITDA (with certain different adjustments) is used to calculate compliance with certain financial covenants in ILG’s credit agreement and indenture. Management believes that these non-GAAP measures improve the transparency of our disclosures, provide meaningful presentations of our results from our business operations and liquidity excluding the impact of certain items not related to our core business operations and improve the period to period comparability of results from business operations. These measures may also be useful in comparing our results to those of other companies; however, our calculations may differ from the calculations of these measures used by other companies. More information about the non-GAAP financial measures, including reconciliations of historical GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

CONFERENCE CALL

Investors and analysts may participate in the live conference call by dialing (844) 832-7221 (toll-free domestic) or (973) 638-3062 (international); Conference ID: 8399229. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for 7 days via telephone starting approximately two hours after the call ends. The replay can be accessed at (855) 859-2056 (toll-free domestic) or (404) 537-3406 (international); Conference ID: 8399229. The webcast will be archived on ILG’s website for 90 days after the call.  A transcript of the call will also be available on the website.

ABOUT ILG

ILG (Nasdaq: ILG) is a leading provider of professionally delivered vacation experiences and the exclusive global licensee for the Hyatt®, Sheraton®, and Westin® brands in vacation ownership. The company offers its owners, members, and guests access to an array of benefits and services, as well as world-class destinations through its international portfolio of resorts and clubs.  ILG’s operating businesses include Aqua-Aston Hospitality, Hyatt Vacation Ownership, Interval International, Trading Places International, Vacation Resorts International, VRI Europe, and Vistana Signature Experiences. Through its subsidiaries, ILG independently owns and manages the Hyatt Residence Club program and uses the Hyatt Vacation Ownership name and other Hyatt® marks under license from affiliates of Hyatt Hotels Corporation. In addition, ILG’s Vistana Signature Experiences, Inc. is the exclusive provider of vacation ownership for the Sheraton and Westin brands and uses related trademarks under license from Starwood Hotels & Resorts Worldwide, LLC. Headquartered in Miami, Florida, ILG has offices in 15 countries and more than 10,000 associates. For more information, visit www.ilg.com.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this release, including statements regarding our future financial performance, our business prospects and strategy, anticipated financial position, liquidity, capital needs and other similar matters constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of the management of ILG and are subject to significant risks and uncertainties outside of ILG’s control.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: (1) adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries, or adverse events or trends in key vacation destinations, (2) lack of available financing for, or insolvency or consolidation of developers, including availability of receivables financing for our business, (3) adverse changes to, or interruptions in, relationships with third parties, (4) our ability to compete effectively and successfully and to add new products and services, (5) our ability to market VOIs successfully and efficiently, (6) our ability to source sufficient inventory to support VOI sales and risks related to development of inventory in accordance with applicable brand standards, (7) the occurrence of a termination event under the master license agreement with Starwood or Hyatt, (8) actions of Starwood, Hyatt or any successor that affect the reputation of the licensed marks, the offerings of or access to these brands and programs, (9) decreased demand from prospective purchasers of vacation interests, (10) travel related health concerns, (11) significant increase in defaults on our vacation ownership mortgage receivables; (12) the restrictive covenants in our revolving credit facility and indenture and our ability to refinance our debt on acceptable terms;  (13) our ability to successfully manage and integrate acquisitions, including Vistana, (14) impairment of ILG’s assets or other adverse changes to estimates and assumptions underlying our financial results, (15) our ability to expand successfully in international markets and manage risks specific to international operations (16) fluctuations in currency exchange rates, (17) the ability of managed homeowners associations to collect sufficient maintenance fees, (18) business interruptions in connection with technology systems, (19) regulatory changes, and (20) timing and collection of insurance proceeds related to hurricane losses.

ILG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Service and membership related	$119	$119	$366	$340
Sales of vacation ownership products, net	118	96	351	154
Rental and ancillary services	95	92	298	181
Consumer financing	23	23	66	37
Cost reimbursements	91	88	267	189
Total revenues	446	418	1,348	901
Operating costs and expenses:
Cost of service and membership related sales	33	30	97	82
Cost of vacation ownership product sales	17	31	73	56
Cost sales of rental and ancillary services	78	67	235	123
Cost of consumer financing	7	4	20	7
Cost reimbursements	91	88	267	189
Royalty fee expense	11	9	32	16
Selling and marketing expense	77	66	230	125
General and administrative expense	58	56	170	148
Amortization expense of intangibles	5	6	15	14
Depreciation expense	15	14	44	28
Total operating costs and expenses	392	371	1,183	788
Operating income	54	47	165	113
Other income (expense):
Interest income	—	—	1	1
Interest expense	(7)	(6)	(20)	(18)
Gain on bargain purchase	—	(9)	2	188
Other income (expense), net	(1)	(4)	6	(2)
Equity in earnings from unconsolidated entities	1	2	4	4
Total other income (expense), net	(7)	(17)	(7)	173
Earnings before income taxes and noncontrolling interests	47	30	158	286
Income tax provision	(17)	2	(55)	(46)
Net income	30	32	103	240
Net income attributable to noncontrolling interests	(1)	—	(2)	(2)
Net income attributable to common stockholders	$29	$32	$101	$238

Earnings per share attributable to common stockholders:
Basic	$0.24	$0.26	$0.81	$2.55
Diluted	$0.23	$0.25	$0.80	$2.53
Weighted average number of shares of common stock outstanding:
Basic	124,122	124,762	124,168	93,157
Diluted	126,002	125,763	125,908	93,858

Dividends declared per share of common stock	$0.15	$0.12	$0.45	$0.36

Adjusted net income(1)	$35	$49	$108	$104
Adjusted earnings per share(1):
Basic	$0.28	$0.39	$0.87	$1.11
Diluted	$0.28	$0.39	$0.85	$1.10

(1) “Adjusted net income” and “Adjusted earnings per share” are non-GAAP measures as defined by the SEC. Please see “Reconciliations of Non-GAAP Measures” for a reconciliation to the comparable GAAP measure.

ILG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	(Unaudited)
	September 30, 2017	December 31, 2016

ASSETS
Cash and cash equivalents	$211	$126
Vacation ownership mortgages receivable, net	82	87
Vacation ownership inventory	411	197
Prepaid income taxes	28	47
Other current assets	334	289
Total current assets	1,066	746
Vacation ownership mortgages receivable, net	631	632
Vacation ownership inventory	115	189
Investments in unconsolidated entities	57	59
Goodwill and intangible assets, net	1,008	1,011
Property and equipment, net	599	580
Other non-current assets	103	87
TOTAL ASSETS	$3,579	$3,304

LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable, trade	$54	$64
Deferred revenue	100	87
Current portion of securitized debt from VIEs	163	111
Other current liabilities	293	257
Total current liabilities	610	519
Long-term debt	513	580
Securitized debt from VIEs	490	319
Deferred revenue	78	79
Other long-term liabilities	247	213
TOTAL LIABILITIES	1,938	1,710
Redeemable noncontrolling interest	1	1
Total ILG stockholders’ equity	1,612	1,567
Noncontrolling interests	28	26
TOTAL EQUITY	1,640	1,593
TOTAL LIABILITIES AND EQUITY	$3,579	$3,304

ILG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016

Cash flows from operating activities:
Net income	$103	$240
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	15	14
Amortization of debt issuance costs	2	—
Depreciation expense	44	28
Allowance for losses on originated loans	26	12
Allowance for impairment on acquired loans	5	—
Impairment on vacation ownership inventory	4	—
Accretion of mortgages receivable	4	—
Non-cash compensation expense	18	13
Deferred income taxes	12	(26)
Equity in earnings from unconsolidated entities	(4)	(4)
Gain on bargain purchase of Vistana acquisition	(2)	(188)
Changes in operating assets and liabilities and other	(69)	(15)
Net cash provided by operating activities	158	74
Cash flows from investing activities:
Capital expenditures	(80)	(42)
Acquisitions of assets	—	(77)
Investment in unconsolidated entities	—	(5)
Other, net	1	(4)
Net cash used in investing activities	(79)	(128)
Cash flows from financing activities:
Payments on revolving credit facility, net	(69)	—
Payments of debt issuance costs	(3)	(7)
Proceeds from securitized debt	325	375
Payments on securitized debt	(100)	(56)
Purchases of treasury stock	(28)	(100)
Dividend payments to stockholders	(56)	(37)
Increase in restricted cash	(58)	(26)
Payment to former Vistana owner for subsidiary financing obligation	—	(24)
Withholding taxes on vesting of restricted stock units	(6)	(2)
Dividend payments to noncontrolling interest	(3)	(2)
Net cash provided by financing activities	2	121
Effect of exchange rate changes on cash and cash equivalents	4	(2)
Net increase in cash and cash equivalents	85	65
Cash and cash equivalents at beginning of period	126	93
Cash and cash equivalents at end of period	$211	$158

Supplemental disclosures of cash flow information:
Issuance of stock in connection with Vistana acquisition	$—	$1,031
Interest paid, net of amounts capitalized	$20	$14
Income taxes paid, net of refunds	$25	$60

OPERATING STATISTICS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	% Change	2016	2017	% Change	2016

Vacation Ownership
Total timeshare contract sales (in millions)	$130	6%	$123	$404	81%	$223
Consolidated timeshare contract sales (in millions)	$117	9%	$107	$356	105%	$174
Average transaction price	$16,132	3%	$15,736	$17,008	7%	$15,914
Volume per guest	$2,788	(1)%	$2,804	$2,960	9%	$2,722
Tour flow	41,831	9%	38,253	120,296	89%	63,781
Exchange and Rental
Total active members at end of period (000’s)	1,814	(1)%	1,828	1,814	(1)%	1,828
Average revenue per member	$46.47	0%	$46.35	$145.73	2%	$142.51

Including Vistana as if acquired January 1, 2016:

Vacation Ownership
Total timeshare contract sales (in millions)				$404	8%	$374
Consolidated timeshare contract sales (in millions)				$356	11%	$321
Average transaction price				$17,008	2%	$16,682
Volume per guest				$2,960	(0)%	$2,970
Tour flow				120,296	11%	108,183
Exchange and Rental
Average revenue per member				$145.73	(2)%	$148.22

SEGMENT REVENUES

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	% Change	2016	2017	% Change	2016
	(Dollars in millions)			(Dollars in millions)
Vacation Ownership
Resort operations revenue	$52	(2)%	$53	$162	88%	$86
Management fee revenue	35	9%	32	99	22%	81
Sale of vacation ownership products, net	118	23%	96	351	128%	154
Consumer financing revenue	23	—	23	66	78%	37
Cost reimbursement revenue	67	6%	63	192	63%	118
Total revenue	$295	10%	$267	$870	83%	$476
Vacation Ownership gross margin	46%	10%	42%	44%	10%	40%
Vacation Ownership gross margin without cost reimbursement revenue	60%	11%	54%	56%	4%	54%
Exchange and Rental
Transaction revenue	$47	—	$47	$155	—	$155
Membership fee revenue	36	3%	35	105	6%	99
Ancillary member revenue	2	100%	1	5	25%	4
Total member revenue	85	2%	83	265	3%	258
Club rental revenue	26	8%	24	83	98%	42
Other revenue	4	(33)%	6	18	—	18
Rental management revenue	12	(8)%	13	37	3%	36
Cost reimbursement revenue	24	(4)%	25	75	6%	71
Total revenue	$151	—	$151	$478	12%	$425
Exchange and Rental gross margin	56%	(3)%	58%	58%	(2)%	59%
Exchange and Rental gross margin without cost reimbursement revenue	66%	(4)%	69%	68%	(4)%	71%

RECONCILIATIONS OF NON-GAAP MEASURES

	Nine Months Ended September 30,
	2017	2016
	(Dollars in millions)
Operating activities before inventory spend	$337	$177
Inventory spend	(179)	(103)
Net cash provided by operating activities	158	74
Repayments on securitizations	(100)	(56)
Proceeds from securitizations, net of debt issuance costs	322	370
Net changes in financing-related restricted cash	(58)	(26)
Net securitization activities	164	288
Capital expenditures	(80)	(42)
Acquisition-related and restructuring payments	7	25
Free cash flow	$249	$345

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Dollars in millions, except per share data)
Net income attributable to common stockholders	$29	$32	$101	$238
Acquisition related and restructuring costs	3	4	10	19
Other non-operating foreign currency remeasurements	1	4	(6)	2
Impact of purchase accounting	—	3	(2)	7
Other special items	1	9	—	(188)
Asset impairments	4	—	9	—
Income tax impact of adjusting items(2)	(3)	(3)	(4)	26
Adjusted net income	$35	$49	$108	$104
Earnings per share attributable to common stockholders:
Basic	$0.24	$0.26	$0.81	$2.55
Diluted	$0.23	$0.25	$0.80	$2.53
Adjusted earnings per share:
Basic	$0.28	$0.39	$0.87	$1.11
Diluted	$0.28	$0.39	$0.85	$1.10
Weighted average number of common stock outstanding:
Basic	124,122	$124,762	124,168	93,157
Diluted	126,002	$125,763	125,908	93,858

(2) All adjusting items were tax effected using the applicable projected annual effective tax rate since none of the adjustments were discrete to the periods.

	Three Months Ended September 30,
	2017			2016
	Vacation Ownership	Exchange and Rental	Consolidated	Vacation Ownership	Exchange and Rental	Consolidated
	(Dollars in millions)
Adjusted EBITDA	$43	$44	$87	$33	$47	$80
Non-cash compensation expense	(3)	(2)	(5)	(2)	(3)	(5)
Other non-operating income (expense), net	(1)	—	(1)	(5)	1	(4)
Acquisition-related and restructuring costs	(2)	(1)	(3)	(3)	—	(3)
Asset impairments	(4)	—	(4)	—	—	—
Other special items	—	(1)	(1)	—	(9)	(9)
Impact of purchase accounting	—	—	—	(3)	—	(3)
EBITDA	33	40	73	20	36	56
Amortization expense of intangibles	(2)	(3)	(5)	(3)	(3)	(6)
Depreciation expense	(10)	(5)	(15)	(9)	(5)	(14)
Equity in earnings from unconsolidated entities	(1)	—	(1)	(2)	—	(2)
Less: Net income attributable to noncontrolling interest	1	—	1	—	—	—
Less: Other special items (gain on bargain purchase)	—	—	—	—	9	9
Less: Other non-operating income (expense), net	1	—	1	5	(1)	4
Operating income	$22	$32	54	$11	$36	47
Interest expense			(7)			(6)
Other non-operating expense, net			(1)			(4)
Equity in earnings from unconsolidated entities			1			2
Gain on bargain purchase			—			(9)
Income tax provision			(17)			2
Net income			30			32
Net income attributable to noncontrolling interest			(1)			—
Net income attributable to common stockholders			$29			$32

	Nine Months Ended September 30,
	2017			2016
	Vacation Ownership	Exchange and Rental	Consolidated	Vacation Ownership	Exchange and Rental	Consolidated
	(Dollars in millions)

Adjusted EBITDA	$109	$152	$261	$59	$137	$196
Non-cash compensation expense	(10)	(8)	(18)	(5)	(8)	(13)
Other non-operating income (expense), net	9	(3)	6	(5)	3	(2)
Acquisition related and restructuring costs	(8)	(2)	(10)	(12)	(7)	(19)
Asset impairments	(9)	—	(9)	—	—	—
Other special items	(1)	1	—	—	188	188
Impact of purchase accounting	4	—	4	(7)	—	(7)
EBITDA	94	140	234	30	313	343
Amortization expense of intangibles	(6)	(9)	(15)	(6)	(8)	(14)
Depreciation expense	(29)	(15)	(44)	(14)	(14)	(28)
Equity in earnings from unconsolidated entities	(4)	—	(4)	(4)	—	(4)
Less: Net income attributable to noncontrolling interest	2	—	2	2	—	2
Less: Other special items (gain on bargain purchase)	—	(2)	(2)	—	(188)	(188)
Less: Other non-operating income (expense), net	(9)	3	(6)	5	(3)	2
Operating income	$48	$117	165	$13	$100	113
Interest income			1			1
Interest expense			(20)			(18)
Other non-operating income, net			6			(2)
Equity in earnings from unconsolidated entities			4			4
Gain on bargain purchase			2			188
Income tax provision			(55)			(46)
Net income			103			240
Net income attributable to noncontrolling interest			(2)			(2)
Net income attributable to common stockholders			$101			$238

RECONCILIATION OF CONTRACT SALES

	Three Months Ended		Nine Months Ended
	2017	2016	2017	2016
	(Dollars in millions)
Total timeshare contract sales	$130	$123	$404	$223
Provision for loan losses	(11)	(8)	(26)	(12)
Contract sales of unconsolidated projects	(14)	(16)	(48)	(49)
Percentage of completion	3	(5)	3	(7)
Other items and adjustments(3)	10	2	18	(1)
Sales of vacation ownership products, net	118	96	351	154
Provision for loan losses	11	8	26	12
Percentage of completion	(3)	5	(3)	7
Other items and adjustments(3)	(9)	(2)	(18)	1
Consolidated timeshare contract sales	$117	$107	$356	$174

(3) Includes adjustments for incentives, other GAAP deferrals, cancelled sales, fractional sales and other items.

2017 OUTLOOK

	Current Guidance
	Low	High
	(In millions)
Adjusted EBITDA	$340	$350
Non-cash compensation expense	(23)	(23)
Other non-operating income, net	8	8
Acquisition-related and restructuring costs	(11)	(11)
Asset impairments	(5)	(5)
Other special items	(6)	(6)
Impact of purchase accounting	4	4
Depreciation and amortization	(79)	(79)
Interest, net	(25)	(25)
Income tax provision	(74)	(77)
Net income attributable to common stockholders	$129	$136

	Current Guidance
	Low	High
	(In millions)
Operating activities before inventory spend	$302	$307
Inventory spend	(245)	(235)
Net cash provided by operating activities	57	72
Repayments on securitizations	(180)	(170)
Proceeds from securitizations, net of debt issuance costs	322	322
Net changes in financing-related restricted cash	14	14
Net securitization activities	156	166
Capital expenditures	(120)	(115)
Acquisition-related and restructuring payments	9	9
Free cash flow	$102	$132

Net cash used in investing activities	$(120)	$(115)
Net cash provided by financing activites	$53	$78

GLOSSARY OF TERMS

Acquisition related and restructuring costs - Represents transaction fees, costs incurred in connection with performing due diligence, subsequent adjustments to our initial estimate of contingent consideration obligations associated with business acquisitions, and other direct costs related to acquisition activities. Additionally, this item includes certain restructuring charges primarily related to workforce reductions, costs associated with integrating acquired businesses and estimated costs of exiting contractual commitments.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by the weighted average number of shares of common stock outstanding during the period for basic EPS and, additionally, inclusive of dilutive securities for diluted EPS.

Adjusted EBITDA - EBITDA, excluding, if applicable: (1) non-cash compensation expense, (2) goodwill and asset impairments, (3) acquisition related and restructuring costs, (4) other non-operating income and expense, (5) the impact of the application of purchase accounting, and (6) other special items. The Company’s presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted net income is defined as net income attributable to common stockholders, excluding the impact of (1) acquisition related and restructuring costs, (2) other non-operating foreign currency remeasurements, (3) the impact of the application of purchase accounting, (4) goodwill and asset impairments, and (5) other special items.

Ancillary member revenue - Other Interval Network member related revenue including insurance and travel related services.

Average revenue per member - Membership fee revenue, transaction revenue and ancillary member revenue for the Interval Network, Vistana Signature Network and Hyatt Residence Club for the applicable period, divided by the monthly weighted average number of Interval Network active members during the applicable period. Vistana Signature Network revenue is included herein only since its date of acquisition.

Average transaction price — Consolidated timeshare contract sales divided by the net number of transactions during the period.

Club rental revenue — Represents rentals generated by the Vistana Signature Network and Hyatt Residence Club mainly to monetize inventory to provide exchanges through hotel loyalty programs.

Constant currency — Represents current period results of operations determined by translating the functional currency results into dollars (the reporting currency) using the actual blended rate of translation from the comparable prior period. Management believes that the presentation of results of operations excluding the effect of foreign currency translations serves to enhance the understanding of ILG’s performance and improves period to period comparability of results from business operations.

Consolidated timeshare contract sales — Total timeshare interests sold at consolidated projects pursuant to purchase agreements, net of actual cancellations and rescissions, where we have met a minimum threshold amounting to a 10% down payment of the contract purchase price during the period.

Consumer financing revenue — Includes interest income on vacation ownership mortgages receivable, as well as loan servicing fees from unconsolidated entities.

Cost reimbursements - Represents the compensation and other employee-related costs directly associated with managing properties that are included in both revenue and cost of sales and that are passed on to the property owners or homeowner associations without mark-up. Cost reimbursement revenue of the Vacation Ownership segment also includes reimbursement, without mark-up, of sales and marketing expenses, and in some cases certain other expenses pursuant to contractual arrangements. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison.

EBITDA - Net income attributable to common stockholders excluding, if applicable: (1) non-operating interest income and interest expense, (2) income taxes, (3) depreciation expense, and (4) amortization expense of intangibles.

Free cash flow — is defined as cash provided by operating activities less capital expenditures and repayment activity related to securitizations, plus net changes in financing-related restricted cash and proceeds from securitizations (net of fees). This metric also excludes certain payments unrelated to our ongoing core business, such as acquisition-related and restructuring expenses.

Impact of the application of purchase accounting — represents the difference between amounts derived from the fair value remeasurement of assets and liabilities acquired in a business combination versus the historical basis. We believe generally this is most meaningful in the first year subsequent to an acquisition.

Management fee revenue — Represents vacation ownership property management revenue earned by our Vacation Ownership segment exclusive of cost reimbursements.

Membership fee revenue — Represents fees paid for membership in the Interval Network, Vistana Signature Network and Hyatt Residence Club.

Net leverage — Long term debt (excluding issuance costs) minus cash and cash equivalents divided by Adjusted EBITDA.

Other special items — consist of other items that we believe are not related to our core business operations. For the three and nine months ended September 30, 2016 and 2017, such items include (as applicable to the respective period): (i) the gain on bargain purchase price recognized as part of the Vistana acquisition, (ii) costs related to non-ordinary course litigation matters described in the notes to our financial statements, and (iii) impact to our financial statements related to natural disasters, including Hurricane Irma and other named storms.

Other revenue — includes revenue related primarily to exchange and rental transaction activity and membership programs outside of the Interval Network, Vistana Signature Network and Hyatt Residence Club, sales of marketing materials primarily for point-of-sale developer use, and certain financial services-related fee income.

Rental and ancillary services revenue — Includes our rental activities such as Getaways, club rentals and owned hotel revenues, as well as associated resort ancillary revenues.

Rental management revenue — Represents rental management revenue earned by our vacation rental businesses within our Exchange and Rental segment, exclusive of cost reimbursement revenue.

Resort operations revenue — Pertains to our revenue generating activities from rentals of owned vacation ownership inventory (exclusive of lead-generation) along with ancillary resort services, in addition to rental and ancillary revenue generated by owned hotels.

Sales of vacation ownership products, net — Includes sales of vacation ownership products, net, for HVO and Vistana.

Service and membership revenue — Revenue associated with providing services including membership-related activities and exchange transactions, as well vacation ownership and vacation rental management businesses.

Total active members - Active members of the Interval Network in good standing as of the end of the period. All Vistana Signature Network and Hyatt Residence Club members are also members of the Interval Network.

Total timeshare contract sales — Total timeshare interests sold at consolidated and unconsolidated projects pursuant to purchase agreements, net of actual cancellations and rescissions, where we have met a minimum threshold amounting to a 10% down payment of the contract purchase price during the period.

Tour flow — Represents the number of sales presentations given at sales centers (other than at unconsolidated properties) during the period.

Transaction revenue — Interval Network, Vistana Signature Network and Hyatt Residence Club transactional and service fees paid primarily for exchanges, Getaways, reservation servicing and related transactions.

Volume per guest — Consolidated timeshare contract sales divided by tour flow during the period.

ILG, Inc.

Investor Contact
Lily Arteaga, 305-925-7302
Investor Relations
Lily.Arteaga@ilg.com

Or

Media Contact
Christine Boesch, 305-925-7267
Corporate Communications
Chris.Boesch@ilg.com